Exhibit 3.1.13
ARTICLES OF INCORPORATION OP LASER EDIT, INC. One i The name of this corporation iss Laser Edit., lac Two: The purpose of this corporation ie to engage in any lawful act or activity for which a corporation may toe organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations code. Three; The name and address in the State of California of this corporation’0 initial agent for service of process ares William H. Breshears 5646 Sfherbourne Drive iob Angeles, California 90056 Four; Thia corporation is authorized to issue 1,000,000 shares, all of which shall be of one class. IN WITNESS WHEREOF, for the purpose of forming this corporation under the General Corporation Law of the State of

California, -th undersigned ha.8 executed tlxee Articles of Incorporation this 19th day of Januaryt 1984 “NeaTH. BrocKmeyer I declare that I am the person Who executed the foregoing Articles of Incorporation, which execution is my act and deed. Mesu. h. Brocraneyeir